EXHIBIT 5






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                                  HART & TRINEN
                               1624 Washington St
                                Denver, CO 80203
                                 (303) 839-0061
                              (303) 839-5414 - Fax
                           harttrinen@aol.com - email


                                December 31, 2007


Gas Salvage Corp.
Suite 153, 333 River Front Ave., S.E.
Calgary, Alberta
Canada T2G 5R1


      This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Gas Salvage Corp., a Nevada corporation (the "Company"), of up to 2,680,000 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation and the minutes of the Board of Directors of the Company and the applicable laws of Nevada. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares of common stock are legally issued, fully paid and non-assessable.


                                Very Truly Yours,

                              HART & TRINEN, L.L.P.

                               /s/ William T. Hart

                                 William T. Hart





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